Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to (1) the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by NETSTREIT Corp., (2) the references to the Rosen Consulting Group market study prepared for NETSTREIT Corp. wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the sections entitled “Market Opportunity” and “Experts” in the Registration Statement and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated: August 21, 2020

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	President